Filed Pursuant to Rule 424(b)(2)

Registration No. 333-131369

The information in this pricing supplement is not complete and may be changed.

Subject to Completion

Preliminary Pricing Supplement dated February 5, 2008

Pricing Supplement No. 118 to Prospectus Supplement and Prospectus dated January 30, 2006 relating to the AB Svensk Exportkredit (Swedish Export Credit Corporation) Medium-Term Note Program

$250,000,000

ELEMENTSSM

Linked to the MLCX Biofuels Index (Exchange Series)— Total Return

due February 13, 2023

The ELEMENTSSM Linked to the MLCX Biofuels Index (Exchange Series)— Total Return due February 13, 2023 (the “Securities”) do not guarantee any return of principal at maturity and do not pay any interest during their term. Instead, you will receive a cash payment at maturity or upon repurchase by SEK based on the performance of the MLCX Biofuels Index (Exchange Series)— Total Return less an investor fee. The principal terms of the Securities are as follows:

Issuer: AB Svensk Exportkredit (Swedish Export Credit Corporation) (“SEK”)

Underlying Index: The return on the Securities is linked to the performance of the MLCX Biofuels Index (Exchange Series)—Total Return (Bloomberg symbol: MLCXBXTR) (the “Index”). The Index is designed to provide a benchmark for the biofuels sector and for investment in commodities as an asset class. The Index comprises futures contracts (each an “Index Component”) on physical commodities that are either biofuels themselves or feedstock commonly used in the production of biofuels (each an “Index Commodity”). The Index is a total return index; thus it is designed to reflect the performance of a fully collateralized investment in the Index Components.

Payment at Maturity: If your Securities have not previously been repurchased by SEK at your election, at maturity you will receive a cash payment equal to the principal amount of your Securities times the index factor on the final valuation date times the fee factor on the final valuation date.

Secondary Market: We intend to list the Securities on the American Stock Exchange under the ticker symbol “FUE”. If an active secondary market in the Securities develops, we expect that investors will purchase and sell the Securities primarily in this secondary market.

Repurchase of the Securities: Subject to the requirements described below, you may offer $5,000,000 principal amount or more of your Securities (500,000 Securities) to SEK for repurchase during the term of the Securities on a weekly repurchase date beginning May 19, 2008. If you elect to offer your Securities for repurchase, and the requirements for acceptance by SEK are met, you will receive a cash payment in an amount equal to the weekly repurchase value, which is the principal amount of your Securities to be repurchased times the index factor on the applicable valuation date times the fee factor on the applicable valuation date.

Repurchase Mechanics: You may offer your Securities to SEK for repurchase during the term of the Securities beginning May 19, 2008. To offer your Securities for repurchase on a repurchase date, you and your broker must deliver an irrevocable offer for repurchase to Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) no later than 5:00 p.m., New York City, time on the fifth business day prior to the applicable valuation date and follow the procedures set forth under “Specific Terms of the Securities – Repurchase Procedures”. If you fail to comply with these procedures, your offer will be deemed ineffective and SEK will not be obligated to repurchase your Securities. Any offers for repurchase will be irrevocable although SEK will not repurchase your Securities prior to May 19, 2008. Also, unless the scheduled repurchase date is postponed due to a market disruption event as described herein, the final day on which SEK will repurchase your Securities will be January 30, 2023.

Valuation Date: Valuation date means each Tuesday from May 13, 2008 to February 7, 2023 inclusive. We refer to Tuesday, February 7, 2023, as the “final valuation date”. If there is a market disruption event occurring on a valuation date, such valuation date, including the final valuation date, may be postponed as provided herein.

Repurchase Date: A repurchase date is the fourth business day following a valuation date. Unless the scheduled repurchase date is postponed due to a market disruption event as described herein, the final day on which SEK will repurchase your Securities will be January 30, 2023.

Inception Date: February 5, 2008.

Initial Settlement Date: February 11, 2008.

Index Factor: The index factor on any given day, other than the final valuation date, will be equal to the closing level of the Index on that day divided by the initial index level. The index factor on the final valuation date will equal the average of the closing values of the index for the five trading days prior to and including the final valuation date divided by the initial index level. The initial index level is the closing level of the Index on the inception date and is equal to .

(cover continued on next page)
Nuveen Investments		Merrill Lynch & Co.
As Agents for

Pricing Supplement dated February     , 2008

ELEMENTSSM and are service marks of Merrill Lynch, Pierce, Fenner & Smith Incorporated

(continued from previous page)

Fee Factor: The fee factor is equal to one minus the product of (i) the annual investor fee and (ii) the number of days elapsed from the inception date to and including the applicable valuation date divided by 365. The annual investor fee is equal to 0.75%.

Because the investor fee reduces the amount of your return at maturity or upon repurchase by SEK, the level of the Index must increase by an amount sufficient to offset the aggregate investor fee applicable to your Securities in order for you to receive at least the principal amount of your investment at maturity or upon repurchase. If the level of the Index decreases or does not increase sufficiently, you will receive less than the principal amount of your investment at maturity or upon repurchase by SEK.

Trading Day: A trading day is a day on which (i) the level of the Index is calculated and published, (ii) trading is generally conducted on the New York Stock Exchange, the Nasdaq Stock Market and the American Stock Exchange and (iii) trading is generally conducted on the markets on which the futures contracts underlying the Index are traded, in each case as determined by the calculation agent in its sole discretion.

Business Day: A business day is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City or Stockholm, Sweden generally are authorized or obligated by law, regulation or executive order to close.

CUSIP Number: 870297199

You may lose some or all of your principal if you invest in the Securities. See “Risk Factors” beginning on page PS-9 of this pricing supplement for risks relating to an investment in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We intend to sell a portion of the Securities on the inception date through the agents named below and through one or more dealers purchasing as principals through the agents named below at 100% of their stated principal amount of $10.00 each. Additional Securities may be offered and sold from time to time through the agents named below and one or more dealers. We will receive proceeds equal to 100% of the offering price of Securities we issue and sell after the inception date.

Each agent named on the cover of this pricing supplement and any dealer in the initial and any subsequent distribution is expected to charge normal commissions for the purchase of the Securities. Nuveen Investments, LLC (“Nuveen Investments”) and MLPF&S, each a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) (formerly the NASD, Inc.), will receive a portion of the investor fee. Please see “Supplemental Plan of Distribution” in this pricing supplement for more information.

PRICING SUPPLEMENT

        PRICING SUPPLEMENT SUMMARY

The following is a summary of terms of the ELEMENTSSM Linked to the MLCX Biofuels Index (Exchange Series)— Total Return due February 13, 2023 (the “Securities”), as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the Securities. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus. References to the “prospectus” mean our accompanying prospectus, dated January 30, 2006 and references to the “prospectus supplement” mean our accompanying prospectus supplement, dated January 30, 2006 which supplements the prospectus.

We may, without your consent, create and issue securities in addition to those offered by this pricing supplement having the same terms and conditions as the Securities. We may consolidate the additional securities to form a single class with the outstanding Securities.

This section summarizes the following aspects of the Securities:

•	What are the Securities and how do they work?

•	How do you sell your Securities?

•	How do you offer your Securities for repurchase by SEK?

•	What are some of the risks of the Securities?

•	Is this the right investment for you?

•	What are the tax consequences?

•	How do you calculate the payment on the Securities?

What Are the Securities and How Do They Work?

The Securities are medium-term notes that are uncollateralized debt securities and are linked to the performance of the MLCX Biofuels Index (Exchange Series)— Total Return (the “Index”).

The Securities will be issued in denominations of $10 stated principal amount.

The return on the Securities is linked to the performance of the MLCX Biofuels Index (Exchange Series)— Total Return (Bloomberg symbol: MLCXBXTR) (the “Index”). The Index was created by Merrill Lynch Commodities, Inc. (the “Index Sponsor”) in conjunction with Merrill Lynch, Pierce, Fenner and Smith Limited (the “Index Publisher”) in 2007 and is designed to provide a benchmark for the biofuels sector and for investment in commodities as an asset class. The Index comprises futures contracts (each an “Index Component”) on physical commodities that are either biofuels themselves or feedstock commonly used in the production of biofuels (each an “Index Commodity”). The Index is a total return index; thus it is designed to reflect the performance of a fully collateralized investment in the Index Components.

If your Securities have not been previously repurchased by SEK at your election, at maturity you will receive a cash payment equal to the principal amount of your Securities times the index factor determined on the final valuation date times the fee factor on the final valuation date. Prior to maturity, you may, subject to certain restrictions, offer your Securities for repurchase by SEK on any repurchase date during the term of the Securities beginning May 19, 2008, provided that you offer at least $5,000,000 principal amount of Securities (500,000 Securities) for repurchase and follow the procedures as described below.

If you choose to offer your Securities for repurchase on a repurchase date, you will receive a cash payment on such date in an amount equal to the weekly repurchase value, which is the principal amount of your Securities times the index factor on the applicable valuation date times the fee factor on the applicable valuation date.

The index factor on any given day, other than the final valuation date, will be equal to the closing level of the Index on that day divided by the initial index level. The index factor on the final valuation date will equal the average of the closing values of the index for the five trading days prior to and including the final valuation date divided by the initial index level. The initial index level will equal the closing index level on the inception date.

The fee factor is equal to one minus the product of (i) the annual investor fee and (ii) the number of days elapsed from the inception date to and including the applicable valuation date divided by 365. The annual investor fee is equal to 0.75%.

A repurchase date is the fourth business day following a valuation date. A valuation date is each Tuesday from May 13, 2008 to February 7, 2023 inclusive or, if such date is not a trading day, the next succeeding trading day. Unless the scheduled repurchase date is postponed due to a market disruption event, the final day on which SEK will repurchase your Securities will be January 30, 2023. The weekly scheduled valuation date may be postponed due to a market disruption event with respect to an Index Component up to four scheduled trading days. If postponement of a valuation date due to a market disruption event occurs, such postponement will continue until the next trading day on which there is no market disruption event, up to four scheduled trading days. If a market disruption event with respect to an Index Component causes the postponement of the valuation date for more than four scheduled trading days, the level of the Index for such weekly repurchase date will be calculated by reference to the value of such affected Index Component determined (or, if not determinable, estimated) by the calculation agent in a manner that is commercially reasonable under the circumstances on the fourth scheduled trading day after the scheduled valuation date, which will be the weekly valuation date, as postponed.

We will not pay you interest during the term of the Securities.

For a further description of how your payment at maturity, or upon repurchase of your Securities by SEK, will be calculated, see – “How Do You Calculate the Payment on the Securities? – Hypothetical Examples” below and “Specific Terms of the Securities” in this pricing supplement.

Because the investor fee reduces the amount of your return at maturity or upon repurchase by SEK, the level of the Index must increase by an amount sufficient to offset the aggregate investor fee applicable to your Securities in order for you to receive at least the principal amount of your investment at maturity or upon repurchase by SEK. If the level of the Index decreases or does not increase sufficiently, you will receive less than the principal amount of your investment at maturity or upon repurchase by SEK.

How Do You Sell Your Securities?

We intend to list the Securities on the American Stock Exchange. If an active secondary market in the Securities develops, we expect that investors will purchase and sell the Securities primarily in this secondary market.

How Do You Offer Your Securities for Repurchase by SEK?

If you wish to offer your Securities to SEK for repurchase, you and your broker must follow the following procedures:

•

your broker must deliver an irrevocable Offer for Repurchase, a form of which is attached as Annex A to this pricing supplement, to MLPF&S by 5:00 p.m., New York City time, on the fifth scheduled business day before the applicable valuation date prior to the applicable repurchase date. You must offer $5,000,000 principal amount or more of your Securities (500,000 Securities) for repurchase by SEK on any repurchase date. MLPF&S must acknowledge receipt from your broker in order for your offer to be effective;

•	your broker must book a delivery vs. payment trade with respect to your Securities on the applicable valuation date at a price equal to the applicable weekly repurchase value, facing MLPF&S; and

•

your broker must cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time on the applicable repurchase date (the fourth business day following the valuation date).

Different brokers and DTC participants may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm or other DTC participant through which you own your interest in the Securities in respect of such deadlines. If MLPF&S does not receive your offer to repurchase by 5:00 p.m., on the fifth scheduled business day prior to the applicable valuation date, your notice will not be effective and we will not accept your offer to repurchase your Securities on the applicable repurchase date. Any repurchase instructions which we receive in accordance with the procedures described above will be irrevocable although the repurchase date for your Securities will not occur before May 19, 2008.

What Are Some of the Risks of the Securities?

An investment in the Securities involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.

•

Uncertain Principal Repayment – If the level of the Index decreases, or does not increase by an amount greater than the aggregate investor fee applicable to your Securities, you will receive less than your original investment in the Securities.

•

Commodity Market Risk – The return on the Securities is linked to the performance of the Index which, in turn, is linked to the prices of the Index Components. Commodity futures prices may change unpredictably, affecting the level of the Index Components and, consequently, the value of your Securities in unforeseeable ways.

•

Concentrated Investment Risk – The Index Components are concentrated in agricultural commodities in general and in commodities related to biofuels in particular. Your investment may therefore carry risks similar to a concentrated securities investment in the biofuels sector.

•	No Interest Payments – You will not receive any periodic interest payments on the Securities.

•

A Trading Market for the Securities May Not Develop – Although we intend to list the Securities on the American Stock Exchange, a trading market for your Securities may not develop. We are not required to maintain any listing of the Securities on the American Stock Exchange or any other exchange.

•	Restrictions on repurchases by SEK – You must offer at least $5,000,000 principal amount of Securities (500,000 Securities) to SEK for your offer for repurchase to be considered.

•

SEK Will Not Repurchase Your Securities Before May 19, 2008 – SEK will only repurchase your Securities during the term of the Securities beginning May 19, 2008. Because of this, your ability to liquidate the Securities may be limited prior to this date.

•

Your Offer for Repurchase Is Irrevocable – You will not be able to rescind your offer for repurchase after it is received by MLPF&S, so you will be exposed to market risk in the event market conditions change after MLPF&S receives your offer.

Is This the Right Investment for You?

The Securities may be a suitable investment for you if:

•	You seek an investment with a return linked to the performance of the Index.

•

You believe the level of the Index will increase by an amount sufficient to offset the aggregate investor fee and to provide you with a satisfactory return on your investment during the term of the Securities.

•	You are willing to accept the risk of fluctuations in the level of the Index.

•	You do not seek current income from this investment.

The Securities may not be a suitable investment for you if:

•	You are not willing to be exposed to fluctuations in the level of the Index.

•	You seek a guaranteed return of principal.

•	You believe the level of the Index will decrease or will not increase by an amount sufficient to offset the aggregate investor fee during the term of the Securities.

•	You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

•	You seek current income from your investment.

What Are the Tax Consequences?

We intend to take the position that the Securities will be treated for U.S. federal income tax purposes as a prepaid forward contract to purchase the Index and, by purchasing a Security, you will be deemed to have agreed to that treatment. If the Securities are so treated, you should recognize capital gain or loss upon the sale, repurchase or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and your adjusted tax basis in the Securities.

The United States federal income tax consequences of your investment in the Securities are uncertain, and it is possible that the Internal Revenue Service may assert an alternative treatment. It is also possible that future U.S. legislation, regulations or other Internal Revenue Service guidance would require you to accrue income on the Securities on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the Securities in another manner that significantly differs from the agreed-to treatment noted above, and that any such guidance could have retroactive effect. Because of this uncertainty, we urge you to consult your own tax advisor as to the tax consequences of your investment in the Securities.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the Securities, see “United States Federal Income Tax Considerations” and “Risk

Factors – The U.S. Federal Income Tax Treatment of the Securities is Uncertain” below.

How Do You Calculate the Payment on the Securities?

Set forth below is an explanation of the steps necessary to calculate the payment on the Securities at maturity or upon repurchase by SEK.

Step 1: Calculate the fee factor

The fee factor is equal to one minus the product of (i) the annual investor fee and (ii) the number of days elapsed from the inception date to and including the applicable valuation date divided by 365. The annual investor fee is equal to 0.75%.

Step 2: Calculate the index factor

The index factor on any given day, other than the final valuation date, will be equal to the closing level of the Index on that day divided by the initial index level. The index factor on the final valuation date will equal the average of the closing values of the Index for the five trading days prior to and including the final valuation date divided by the initial index level. The initial index level is the closing level of the Index on the inception date.

Step 3: Calculate the payment

You will receive a cash payment at maturity or upon repurchase by SEK, as applicable, equal to the principal amount of your Securities times the index factor on the applicable valuation date times the fee factor on the applicable valuation date.

Because the investor fee reduces the amount of your return at maturity or upon repurchase by SEK, the level of the Index must increase by an amount sufficient to offset the aggregate investor fee applicable to your Securities in order for you to receive at least the principal amount of your investment at maturity or upon repurchase of your Securities by SEK. If the level of the Index decreases or does not increase sufficiently, you will receive less than the principal amount of your investment at maturity or upon repurchase of your Securities by SEK.

Hypothetical Examples

The following examples show how the Securities would perform in hypothetical circumstances. We have included two examples in which the Index has increased by approximately 450% at maturity, as well as two examples in which the Index has decreased by approximately 50% at maturity. These examples highlight the behavior of the indicative value in different circumstances. The figures in these examples have been rounded for convenience. Figures for year 15 are as of the final valuation date, and given the indicated assumptions, a holder will receive payment at maturity in the indicated amount, according to the indicated formula.

Assumptions:

Annual Investor Fee	Days	Principal	Initial Index Level
0.75%	365	$10.00	299.92

N = the actual number of days elapsed from the inception date to and including the applicable valuation date. For purposes of the calculation in this table, each year is assumed to have 365 days.

A	B	C	D	E	F	G	H
Year	Index Level	Index Factor	Aggregate Investor Fee	Fee Factor	Indicative Value	Annualized Index Return	Annualized Product Return

A	B	B / Initial Index Level	0.75% * (N / 365)	1 – D	Principal * C * E

0	299.92	1.00	0.00%	100.00%	$10.00
1	284.92	0.95	0.75%	99.25%	$9.43	-5.00%	-5.71%
2	329.91	1.10	1.50%	98.50%	$10.84	4.88%	4.09%
3	338.91	1.13	2.25%	97.75%	$11.05	4.16%	3.37%
4	449.88	1.50	3.00%	97.00%	$14.55	10.67%	9.83%
5	278.93	0.93	3.75%	96.25%	$8.95	-1.44%	-2.19%
6	338.91	1.13	4.50%	95.50%	$10.79	2.06%	1.28%
7	419.89	1.40	5.25%	94.75%	$13.27	4.92%	4.12%
8	449.88	1.50	6.00%	94.00%	$14.10	5.20%	4.39%
9	284.92	0.95	6.75%	93.25%	$8.86	-0.57%	-1.34%
10	599.84	2.00	7.50%	92.50%	$18.50	7.18%	6.35%
11	749.80	2.50	8.25%	91.75%	$22.94	8.69%	7.84%
12	824.78	2.75	9.00%	91.00%	$25.03	8.80%	7.94%
13	899.76	3.00	9.75%	90.25%	$27.08	8.82%	7.96%
14	1,274.66	4.25	10.50%	89.50%	$38.04	10.89%	10.01%
15	1,649.56	5.50	11.25%	88.75%	$48.81	12.04%	11.15%

Hypothetical Examples

Assumptions:

Annual Investor Fee	Days	Principal	Initial Index Level
0.75%	365	$10.00	299.92

N = the actual number of days elapsed from the inception date to and including the applicable valuation date. For purposes of the calculation in this table, each year is assumed to have 365 days.

A	B	C	D	E	F	G	H
Year	Index Level	Index Factor	Aggregate Investor Fee	Fee Factor	Indicative Value	Annualized Index Return	Annualized Product Return

A	B	B / Initial Index Level	0.75% * (N /365)	1 – D	Principal * C * E

0	299.92	1.00	0.00%	100.00%	$10.00
1	284.92	0.95	0.75%	99.25%	$9.43	-5.00%	-5.71%
2	269.93	0.90	1.50%	98.50%	$8.87	-5.13%	-5.85%
3	254.93	0.85	2.25%	97.75%	$8.31	-5.27%	-5.99%
4	284.92	0.95	3.00%	97.00%	$9.22	-1.27%	-2.02%
5	389.90	1.30	3.75%	96.25%	$12.51	5.39%	4.58%
6	539.86	1.80	4.50%	95.50%	$17.19	10.29%	9.45%
7	674.82	2.25	5.25%	94.75%	$21.32	12.28%	11.42%
8	449.88	1.50	6.00%	94.00%	$14.10	5.20%	4.39%
9	567.98	1.89	6.75%	93.25%	$17.66	7.35%	6.52%
10	869.77	2.90	7.50%	92.50%	$26.83	11.23%	10.37%
11	899.76	3.00	8.25%	91.75%	$27.53	10.50%	9.64%
12	824.78	2.75	9.00%	91.00%	$25.03	8.80%	7.94%
13	635.83	2.12	9.75%	90.25%	$19.13	5.95%	5.12%
14	815.60	2.72	10.50%	89.50%	$24.34	7.41%	6.56%
15	1,649.56	5.50	11.25%	88.75%	$48.81	12.04%	11.15%

Hypothetical Examples

Assumptions:

Annual Investor Fee	Days	Principal	Initial Index Level
0.75%	365	$10.00	299.92

N = the actual number of days elapsed from the inception date to and including the applicable valuation date. For purposes of the calculation in this table, each year is assumed to have 365 days.

A	B	C	D	E	F	G	H
Year	Index Level	Index Factor	Aggregate Investor Fee	Fee Factor	Indicative Value	Annualized Index Return	Annualized Product Return

A	B	B / Initial Index Level	0.75% * (N /365)	1 – D	Principal * C * E

0	299.92	1.00	0.00%	100.00%	$10.00
1	284.92	0.95	0.75%	99.25%	$9.43	-5.00%	-5.71%
2	239.94	0.80	1.50%	98.50%	$7.88	-10.56%	-11.23%
3	308.92	1.03	2.25%	97.75%	$10.07	0.99%	0.23%
4	434.88	1.45	3.00%	97.00%	$14.07	9.73%	8.90%
5	560.85	1.87	3.75%	96.25%	$18.00	13.34%	12.47%
6	599.84	2.00	4.50%	95.50%	$19.10	12.25%	11.39%
7	749.80	2.50	5.25%	94.75%	$23.69	13.99%	13.11%
8	824.78	2.75	6.00%	94.00%	$25.85	13.48%	12.60%
9	599.84	2.00	6.75%	93.25%	$18.65	8.01%	7.17%
10	461.88	1.54	7.50%	92.50%	$14.25	4.41%	3.60%
11	368.90	1.23	8.25%	91.75%	$11.29	1.90%	1.11%
12	524.86	1.75	9.00%	91.00%	$15.93	4.77%	3.95%
13	428.89	1.43	9.75%	90.25%	$12.91	2.79%	1.98%
14	296.92	0.99	10.50%	89.50%	$8.86	-0.07%	-0.86%
15	149.96	0.50	11.25%	88.75%	$4.44	-4.52%	-5.27%

Hypothetical Examples

Assumptions:

Annual Investor Fee	Days	Principal	Initial Index Level
0.75%	365	$10.00	299.92

N = the actual number of days elapsed from the inception date to and including the applicable valuation date. For purposes of the calculation in this table, each year is assumed to have 365 days.

A	B	C	D	E	F	G	H
Year	Index Level	Index Factor	Aggregate Investor Fee	Fee Factor	Indicative Value	Annualized Index Return	Annualized Product Return

A	B	B /Initial Index Level	0.75% * (N /365)	1 – D	Principal * C * E

0	299.92	1.00	0.00%	100.00%	$10.00
1	284.92	0.95	0.75%	99.25%	$9.43	-5.00%	-5.71%
2	299.92	1.00	1.50%	98.50%	$9.85	0.00%	-0.75%
3	350.91	1.17	2.25%	97.75%	$11.44	5.37%	4.58%
4	560.85	1.87	3.00%	97.00%	$18.14	16.94%	16.05%
5	539.86	1.80	3.75%	96.25%	$17.33	12.47%	11.62%
6	536.86	1.79	4.50%	95.50%	$17.09	10.19%	9.35%
7	401.89	1.34	5.25%	94.75%	$12.70	4.27%	3.47%
8	410.89	1.37	6.00%	94.00%	$12.88	4.01%	3.21%
9	359.90	1.20	6.75%	93.25%	$11.19	2.05%	1.26%
10	335.91	1.12	7.50%	92.50%	$10.36	1.14%	0.35%
11	299.92	1.00	8.25%	91.75%	$9.18	0.00%	-0.78%
12	263.93	0.88	9.00%	91.00%	$8.01	-1.06%	-1.83%
13	239.94	0.80	9.75%	90.25%	$7.22	-1.70%	-2.47%
14	215.94	0.72	10.50%	89.50%	$6.44	-2.32%	-3.09%
15	149.96	0.50	11.25%	88.75%	$4.44	-4.52%	-5.27%

RISK FACTORS

The Securities are unsecured debt securities of SEK. The Securities are riskier than ordinary unsecured debt securities. The return on the Securities is linked to the performance of the Index. Investing in the Securities is not equivalent to investing directly in the Index Components or the Index itself. See “The Index” below for more information.

This section describes the most significant risks relating to an investment in the Securities. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement before investing in the Securities.

Even If the Level of the Index at Maturity or upon Repurchase by SEK Exceeds the Initial Index Level, You May Receive Less Than the Principal Amount of Your Securities

Because the investor fee reduces the amount of your return at maturity or upon repurchase by SEK, the level of the Index must increase by an amount sufficient to offset the aggregate investor fee applicable to your Securities in order for you to receive at least the principal amount of your investment at maturity or upon repurchase of your Securities by SEK. If the level of the Index decreases or does not increase sufficiently to offset the impact of the investor fee, you will receive less than the principal amount of your investment at maturity or upon repurchase of your Securities by SEK.

The Principal of Your Securities is Not Protected and You May Lose All or a Significant Portion of Your Investment in the Securities.

The principal of your Securities is not protected. Our cash payment on your Securities on the maturity date or repurchase date, if any, will be mainly based on any increase or decrease in the Index. You may lose all or a significant amount of your entire investment in the Securities if the level of the Index decreases substantially.

You Will Not Benefit from Any Increase in the Level of the Index If Such Increase Is Not Reflected in the Level of the Index on the Applicable Valuation Date

If the Index does not increase by an amount sufficient to offset the impact of the aggregate investor fee between the inception date and the applicable valuation date (including the final valuation date), we will pay you less than the principal amount of your Securities at maturity or upon repurchase by SEK. This will be true even if the level of the Index as of some date or dates prior to the applicable valuation date (including the final valuation date) would have been high enough to offset the impact of the aggregate investor fee.

SEK’s Obligation to Repurchase Your Securities is subject to Substantial Restrictions as There Are Restrictions on the Minimum Number of Securities You May Offer to SEK for Repurchase and on the Dates on Which the Securities May Be Repurchased

SEK will repurchase your Securities only if you are offering at least $5,000,000 principal amount of Securities (500,000 Securities) for any single repurchase and you have followed the procedures for repurchase detailed herein. The minimum repurchase amount of $5,000,000 principal amount of Securities (500,000 Securities) and the procedures involved in the offer of any repurchase represent substantial restrictions on your ability to cause SEK to repurchase your Securities. If you own Securities with an aggregate principal amount of less than $5,000,000 (500,000 Securities), you will not be able to cause SEK to repurchase your Securities.

If you elect to offer your Securities to SEK for repurchase, in addition to the minimum number of Securities you must offer to SEK, your offer to SEK to repurchase your Securities on a repurchase date is only valid if MLPF&S receives such notice from your broker by no later than 5:00 p.m. on the fifth scheduled business day prior to the applicable valuation date preceding the applicable repurchase date. If MLPF&S does not receive an offer to repurchase by 5:00 p.m. on the fifth scheduled business day prior to the applicable valuation date, any offer will not be effective and we will not repurchase your Securities on the applicable repurchase date. Also, unless the scheduled repurchase date is postponed due to a market disruption event, the final day on which SEK will repurchase your Securities will be January 30, 2023. See “Specific Terms of Your Security – Repurchase Procedures” for more information.

Furthermore, SEK will not repurchase your Securities before May 19, 2008; any Securities offered for repurchase prior to May 13, 2008 will have valuation and repurchase dates of May 13, 2008 and May 19, 2008, respectively. If an active trading market does not develop in the Securities prior to May 19, 2008, your ability to transfer your Securities during this time will be limited. Also, because of the timing requirements of your offer for repurchase, settlement of any repurchase by SEK will be prolonged when compared to a sale and settlement in the secondary market. As your offer for repurchase is irrevocable, this will subject you to market risk in the event the market fluctuates after MLPF&S receives your offer.

The weekly repurchase feature is intended to induce arbitrageurs to counteract any trading of the Securities at a premium or discount to their indicative value. There can be no assurance that arbitrageurs will employ the repurchase feature in this manner.

The Market Value of the Securities May Be Influenced by Many Unpredictable Factors, Including Volatile Commodities Prices

The market value of your Securities may fluctuate between the date you purchase them and the applicable valuation date. You may also sustain a significant loss if you sell the Securities in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that generally the level of the Index will affect the market value of the Securities more than any other factor. Other factors that may influence the market value of the Securities include:

•	the time remaining to the maturity of the Securities;

•	supply and demand for the Securities, including inventory positions with any market maker;

•	economic, financial, political, regulatory or judicial events or technological developments that affect the level of the Index or the market price of the Index Components;

•	the prevailing rate of interest; and

•	the creditworthiness of SEK.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor.

Suspension or Disruptions of Market Trading in Commodities and Related Futures May Adversely Affect the Value of Your Securities

The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single trading day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the level of the Index and, therefore, the value of your Securities.

The Securities are not regulated by the CFTC

Unlike an investment in the Securities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the Commodity

Futures Trading Commission (the “CFTC”) as a “commodity pool operator” (a “CPO”). Because the Securities are not interests in a commodity pool, the Securities will not be regulated by the CFTC as a commodity pool, SEK will not be registered with the CFTC as a CPO and you will not benefit from the CFTC’s or any non-United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools. The Securities do not constitute investments by you or by SEK on your behalf in futures contracts traded on regulated futures exchanges, which may only be transacted through a person registered with the CFTC as a “futures commission merchant” (“FCM”). SEK is not registered with the CFTC as an FCM and you will not benefit from the CFTC’s or any other non-United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered FCM.

The Index is a rolling index.

The Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts have a set expiration date and normally specify a certain date for delivery of the underlying physical commodity. In the case of the Index, as the exchange-traded futures contracts that comprise the Index approach the month before expiration, they are replaced by contracts that have a later expiration. This process is referred to as “rolling”. If the market for these contracts is (putting aside other considerations) in “backwardation”, where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the nearer delivery month contract would take place at a price that is higher than the price of the distant delivery month contract, thereby creating a positive “roll yield”. There is no indication that these markets will be in backwardation at any time, if at all, or that there will be roll yield in future performance. Instead, these markets may trade in “contango.” Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. Certain of the commodities included in the Index have historically traded in contango markets. Contango (or the absence of backwardation) in the commodity markets would result in negative “roll yields” which would adversely affect the level of the Index and the value of the Securities.

The Index has no history to consider for making an independent assessment of its performance

The payment amount, if any, for each of your Securities is linked to the performance of the Index, which was first calculated on October 1, 2007. There is no actual historical Index level information available before this date for you to consider in making an independent investigation of the Index performance. Additionally, the actual performance of the Index or any Index Component over the term of the Securities, as well as the amount payable at maturity or upon repurchase by SEK, may bear little relation to the historical and hypothetical historical levels of the Index or the Index Components, which have been highly volatile.

Commodity Prices May Change Unpredictably, Affecting the Level of the Index and the Value of Your Securities in Unforeseeable Ways

Trading in futures contracts on physical commodities, including trading in the Index Components, is speculative and can be extremely volatile. Market prices of the Index Components may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; fluctuations in agricultural output; changes in trade practices; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; and monetary and other governmental policies, action and inaction. The current or “spot” prices of the underlying physical commodities may also affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant commodity. These factors may affect the level of the Index and the value of your Securities in varying ways, and different factors may cause the prices of the Index Components, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates.

The prices of physical commodities, including the commodities underlying the Index Components, can fluctuate widely due to supply and demand disruptions in major producing or consuming regions.

The Securities May Not Be a Suitable Investment for You

The Securities may not be a suitable investment for you if you are not willing to be exposed to fluctuations in the level of the Index; you seek a guaranteed return of principal; you believe the level of the Index will decrease or will not increase by an amount sufficient to offset the impact of the aggregate investor fee during the term of the Securities; you prefer the lower risk and therefore accept the potentially lower but more predictable returns of fixed income investments with comparable maturities and credit ratings; or you seek current income from your investment.

Changes in Our Credit Ratings May Affect the Market Value of Your Securities

Our credit ratings are an assessment of our ability to pay our obligations, including those on the Securities. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your Securities. However, because the return on your Securities is dependent upon certain factors in addition to our ability to pay our obligations on your Securities, an improvement in our credit ratings will not reduce the other investment risks related to your Securities.

You Will Not Receive Interest Payments on the Securities or Have Rights in the Exchange-Traded Futures Contracts Constituting the Index Components

You will not receive any periodic interest payments on the Securities. As an owner of the Securities, you will not have rights that investors in the Index Components may have. Your Securities will be paid in cash, and you will have no right to receive delivery of any Index Components or commodities underlying the Index Components.

There May Not Be an Active Trading Market in the Securities; Sales in the Secondary Market May Result in Significant Losses

Although we intend to list the Securities on the American Stock Exchange, there can be no assurance that a secondary market for the Securities will develop. No assurances can be given as to the approval of the Securities for listing or, if listed, the continuation of the listing during the term of the Securities. We are not required to maintain any listing of the Securities on the American Stock Exchange or any other exchange.

Trading by SEK’s Hedge Counterparties and/or Their Affiliates and Other Transactions by SEK or Its Hedge Counterparties in Instruments Linked to the Index or Index Components May Impair the Market Value of the Securities

As described below under “Use of Proceeds and Hedging” in this pricing supplement, we expect to enter into a hedge with a counterparty that is an affiliate of MLPF&S to hedge our obligations under the Securities. Such counterparty may purchase the Index Components (including the underlying physical commodities), futures or options on the Index Components or the Index, or other derivative instruments with returns linked to the performance of the Index Components or the Index to hedge their exposure and may adjust these hedges by, among other things, purchasing or selling any of the foregoing. Although they are not intended to, any of these hedging activities may affect the market price of the Index Components and the level of the Index and, therefore, the market value of the Securities. It is possible that the counterparty to our hedge could receive substantial returns from these hedging activities while the market value of the Securities declines.

We may also issue other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Index Components, futures or options on Index Components, the physical commodities underlying the Index Components or the Index, and other investments relating to the Index Components or the Index. By introducing competing products into the marketplace in this manner, we could adversely affect the market value of the Securities.

With respect to any of the activities described above, neither we nor our hedge counterparties have any obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

There May Be Conflicts of Interest Between You and MLPF&S

Affiliates of MLPF&S are the Index Publisher and the Index Sponsor. Even though the Index will be calculated in accordance with certain principles, its calculation and maintenance require that certain judgments and decisions be made. The Index Publisher and the Index Sponsor will be responsible for these judgments and decisions. As a result, the determinations made by the Index Publisher and/or the Index Sponsor could affect the level of the Index and neither the Index Sponsor nor the Index Publisher have any obligation to take the needs of any buyers, sellers or holders of the Securities into consideration at any time in making those determinations.

Additionally, Merrill Lynch Commodities, Inc., the Index Sponsor and an affiliate of MLPF&S, and certain other affiliates of MLPF&S will, from time to time, trade in some or all of the Index Components on a spot and forward basis and other contracts and products in or related to the Index Components (including futures contracts and options on futures contracts traded on futures exchanges in the United States and other countries, and commodity options and swaps) including in connection with the hedge entered into with SEK described below under “Use of Proceeds and Hedging”. Also, MLPF&S and affiliates of MLPF&S may issue or underwrite other financial instruments with returns indexed to the prices of the Index Components and derivative commodities. These trading and underwriting activities could affect the level of the Index in a manner that would be adverse to your investment in the Securities. With respect to any of the activities described above, neither MLPF&S, Merrill Lynch Commodities, Inc. nor any of their affiliates have any obligation to take the needs of any buyers, sellers or holders of the Securities into consideration at any time.

You Must Rely on Your Own Evaluations of the Index

MLPF&S and its affiliates have published and in the future expect to publish research reports with respect to some or all of the physical commodities underlying the Index Components and physical commodities generally. This research may be modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. The research should not be viewed as a recommendation or endorsement of the Securities in any way and investors must make their own independent investigation of the merits of an investment in the Securities. Publication of such research by MLPF&S or its affiliates may affect the market price of the Index Components and the level of the Index and, therefore, the market price of the Securities. With respect to the publication of any research reports, neither MLPF&S nor any of its affiliates have any obligation to take the needs of any buyers, sellers or holders of the Securities into consideration at any time.

The Liquidity of the Market for the Securities May Vary Materially Over Time

As stated on the cover of this pricing supplement, we intend to sell a portion of the Securities on the inception date, and additional Securities may be offered and sold from time to time through MLPF&S acting as our agent. Also, the number of Securities outstanding could be reduced at any time due to repurchases of the Securities by SEK as described in this pricing supplement. Accordingly, the liquidity of the market for the Securities could vary materially over the term of the Securities. While you may elect to offer your Securities for repurchase by SEK prior to maturity, such repurchase is subject to the restrictive conditions and procedures described elsewhere in this pricing supplement, including the condition that you must offer at least $5,000,000 principal amount of Securities (500,000 Securities) to SEK at one time for repurchase on any repurchase date.

The Index Sponsor may from time to time modify the methodology for determining the composition and calculation of the Index.

The Index Sponsor retains reasonable discretion to modify the methodology for determining the composition and the level, of the Index, at any time. The Index Sponsor expects to make such modifications only in rare occasions. It is possible that certain of these modifications will adversely affect the level of the Index.

The Index Publisher or the Index Sponsor May, in Their Reasonable Discretion, Discontinue the Index and Public Disclosure of Information Relating to the Index May Change Over Time

The Index Publisher and the Index Sponsor, each of which is an affiliate of MLPF&S, are not under any obligation to continue to calculate the Index or required to calculate any successor index. If the Index Publisher or the Index Sponsor reasonably determines that it is necessary or appropriate to discontinue or suspend the calculation of the Index, it may become difficult to determine the market value of the Securities or the amount payable at maturity or upon repurchase by SEK. Initially, MLPF&S will serve as the calculation agent for the Securities. The calculation agent may, using reasonable discretion and after consultation with SEK, designate a successor index that will be selected for the sole purpose of replicating as closely as practicable the economic terms of the Index. If the calculation agent determines, after consultation with SEK, that no successor index comparable to the Index exists, the amount you receive at maturity or upon repurchase by SEK will be determined by the calculation agent. See “Specific Terms of the Securities – Market Disruption Event” and “– Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation” in this pricing supplement.

You, as an investor in the Securities, should make your own investigation into the Index, the Index Publisher and the Index Sponsor. The Index Publisher and the Index Sponsor have no obligation to consider your interests as a holder of the Securities.

The Composition of the Index is Controlled by the Index Sponsor and the Index

Publisher, with the assistance of the Merrill Lynch Index Advisory Committee (the “Advisory Committee”) and Changes to the Composition or Calculation of the Index May Affect the Value of the Securities and the Amount You Receive on the Maturity Date

The Index is overseen and managed by the Index Publisher and the Index Sponsor, with the assistance of the Advisory Committee. The Advisory Committee is comprised of individuals internal and external to the Index Sponsor and the Index Publisher, and is expected to assist the Index Sponsor and the Index Publisher in connection with the application of the Index principles, advise the Index Sponsor and the Index Publisher on the administration and operation of the Index, and make recommendations to the Index Sponsor and the Index Publisher as to any modifications to the Index methodology that may be necessary or appropriate. The Advisory Committee is scheduled to meet once a year and may meet more often at the request of the Index Sponsor and the Index Publisher. The Advisory Committee will advise the Index Sponsor and the Index Publisher with respect to the inclusion/exclusion of any of the exchanges and contracts in the Index, any changes to the composition of the Index or in the weights of the Index Components, and any changes to the calculation procedures applicable to the Index. The Advisory Committee will act solely in an advisory and consulting capacity. All decisions relating to the composition, weighting or level of the Index are made by the Index Sponsor and the Index Publisher.

The Index Publisher and the Index Sponsor, with the assistance of the Advisory Committee, have reasonable discretion regarding the composition and management of the Index, including additions, deletions and the weightings of the commodities included in the Index or exchange-traded futures contracts on the commodities included in the Index; provided, however, that the composition and management of the Index (including additions, deletions and weightings) will be modified only to the extent that the Index Publisher and the Index Sponsor reasonably determine that such modifications are necessary or appropriate to preserve the ability of the Index to achieve its current objectives. Any of these factors could affect the Index and, therefore, could affect the amount payable on the Securities on the maturity date or applicable repurchase date and the market value of the Securities prior to maturity. The Index Publisher and the Index Sponsor do not have any obligation to take the needs of any parties to transactions involving the Index, including the holders of the Securities, into consideration when reweighting or making any other changes to the Index.

The Policies of the Index Sponsor and Index Publisher and Changes That Affect the Composition and Valuation of the Index or the Index Components Could Affect the Amount Payable on Your Security and Its Market Value

As described below, the Index is overseen and managed by the Index Publisher and the Index Sponsor, with the assistance of the Advisory Committee. The policies of the Index Publisher and the Index Sponsor concerning the calculation of the level of the Index, additions, deletions or substitutions of Index Components and the manner in which changes affecting the Index Components are reflected in the Index could affect the level of the Index and, therefore, the amount payable on your Security at maturity or upon repurchase by SEK and the market value of your Security prior to maturity.

Additional commodity futures contracts may satisfy the eligibility criteria for inclusion in the Index, and the commodity futures contracts currently included in the Index may fail to satisfy such criteria. The weighting factors applied to each futures contract included in the Index may change annually, based on changes in commodity production and volume statistics. In addition, the Index Publisher and the Index Sponsor may modify the methodology for determining the composition and weighting of the Index, for calculating its value in order to assure that the Index represents an adequate measure of market performance or for other reasons, or for calculating the level of the Index; provided, however, that the Index Publisher and the Index Sponsor expect to make such modifications only in rare occasions, and only to the extent that the Index Publisher and the Index Sponsor reasonably determine that such modifications are necessary or appropriate to preserve the ability of the Index to achieve its current objectives. The Index Publisher or the Index Sponsor may also reasonably determine that it is necessary or appropriate to discontinue or suspend calculation or publication of the Index, in which case it may become difficult to determine the market level of the Index. Any such changes could adversely affect the value of your Securities.

If events such as these occur, or if the level of the Index is not available or cannot be calculated because of a market disruption event or for any other reason, the calculation agent may be required to make a good faith estimate in its reasonable discretion of the level of the Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of Your Security —Market Disruption Event”, “—Discontinuation or Modification of the Index” and “—Role of Calculation Agent”.

MLPF&S, as Calculation Agent, Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Securities and the Return on the Securities

The calculation agent will, among other things, determine the amount of the return paid out to you on the Securities at maturity or upon repurchase by SEK. For a more detailed description of the calculation agent’s role, see “Specific Terms of the Securities – Role of Calculation Agent” in this pricing supplement. An affiliate of MLPF&S is expected to be counterparty to a hedge with SEK and, under certain circumstances, this role as counterparty and the role of MLPF&S as calculation agent could give rise to conflicts of interest of the kind described above under “— There May Be Conflicts of Interest Between You and MLPF&S”.

If the Index Publisher or the Index Sponsor were to reasonably determine that it is necessary or appropriate to discontinue or suspend calculation or publication of the Index, it may become difficult to determine the level of the Index. If events such as these occur, or if the level of the Index is not available or cannot be calculated because of a market disruption event or for any other reason, the calculation agent may be required to make a good faith estimate

in its reasonable discretion of the level of the Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the Securities – Role of Calculation Agent” in this pricing supplement.

The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Index has occurred or is continuing on a valuation date, including the final valuation date. This determination may, in turn, depend on the calculation agent’s reasonable judgment as to whether the event has materially interfered with a hedge counterparty’s ability to unwind its hedge positions. Since these determinations by the calculation agent may affect the market value of the Securities, the calculation agent may have a conflict of interest if it needs to make any such decision.

If a Market Disruption Event Has Occurred or Exists on a Valuation Date, the Calculation Agent Can Postpone the Determination of the Level of the Index or an Index Component and a Repurchase Date or the Maturity Date

The determination of the level of the Index on a valuation date, including the final valuation date, may be postponed if the calculation agent reasonably determines that a market disruption event has occurred or is continuing on such valuation date.

If postponement of a valuation date, other than the final valuation date, due to a market disruption event occurs, such postponement will continue until the next trading day on which there is no market disruption event, up to four scheduled trading days. If such a postponement occurs, the level of the Index will be calculated by reference to the level of the Index Components unaffected by the market disruption event on the scheduled valuation date and by reference to the values of the affected Index Components on the first trading day on which no market disruption event occurs or is continuing. If a market disruption event with respect to an Index Component is continuing after four scheduled trading days, the level of the Index for such weekly repurchase date will be calculated by reference to the values of the affected Index Components determined (or, if not determinable, estimated) by the calculation agent in a manner that is commercially reasonable under the circumstances on the fourth scheduled trading day after the scheduled valuation date. If the valuation date is postponed due to a market disruption event with respect to an Index Component, the repurchase date will also be postponed by an equal number of business days. See “Specific Terms of the Securities — Payment Upon Repurchase.”

The index factor calculated on the final valuation date will equal the average of the closing values of the Index for the five scheduled trading days immediately prior to and including the final valuation date divided by the initial index level. If a market disruption event with respect to an Index Component occurs or is occurring during this time, the level of the Index will be calculated by reference to the values of the Index Components unaffected by the market disruption event on the scheduled trading days during this period and by reference to the values of the affected Index Components on the trading days during this period when there is no market disruption event occurring. If a market disruption event occurs or is occurring on any scheduled trading day during this period, the value of the affected Index Component on such trading day will be the value of the affected Index Component on the next trading day on which no market disruption event occurs or is occurring with respect to such Index Component. If a market disruption event occurs or is occurring on the final valuation date, the calculation agent will postpone the final valuation date until the next trading day when there is no market disruption event occurring with respect to such Index Component, but in no event will the final valuation date be postponed by more than five scheduled trading days. If a market disruption event with respect to an Index Component continues for five scheduled trading days after the scheduled final valuation date, then the level of the Index will be calculated by reference to the value of such affected Index Component for the applicable scheduled trading days on which a market disruption event was occurring, determined (or, if not determinable, estimated) by the calculation agent in a manner that is commercially reasonable under the circumstances on the final valuation day, as

postponed. If the final valuation date is postponed due to a market disruption event with respect to an Index Component, the maturity date will also be postponed by an equal number of business days up to five business days. See “Specific Terms of the Securities —Payment at Maturity.”

There is no assurance that the calculation principles of the Index will result in the Index accurately reflecting the performance of the biofuels commodity.

The methodology and criteria used to determine the composition of the Index, the weights of the various Index Components and the calculation of the level of the Index are designed to allow the Index to serve as a measure of the performance of the biofuels commodity market. However, the Index has only recently been introduced and has a limited history. It is possible that the methodology and criteria applied in connection with the Index will not accurately reflect the performance of the biofuels commodity market and that the trading of or investments in products based on or related to the Index, such as the Securities, will not correlate with biofuels commodity market performance generally. Furthermore, the level of the Index Components could be affected by circumstances or events that have nothing to do with the market of biofuels commodities since each of those commodities is primarily used for other purposes, including food.

The percentage weight of each Index Component may not be the same as its percentage weight relative to one another in the MLCX Index— Total Return and may not accurately reflect the relative significance of each Index Component to the biofuel market

The initial percentage weight of each Index Component is devised to present an accurate representation of the value of each commodity in terms of its energy potential under today’s technology. In contrast to the weighting of commodities in the MLCX Index— Total Return, therefore, the weighting of commodities in the Index is not based on production or consumption statistics of the underlying commodity.

Therefore, the initial percentage weight of each Index Component may not be the same as its percentage weight in the MLCX Index— Total Return at the time of inception of the Index and may not accurately reflect relative significance of each such commodity to the biofuel market on a production basis.

A prolonged decline in value of biofuel-oriented commodities would have a negative impact on the level of the Index and the value of the Securities.

All of the Index Components are biofuel oriented. Accordingly, a decline in value in the commodities used in the production of biofuel would adversely affect the level of the Index and the value of the Securities. Further, since biofuels are an alternative to petroleum–based fuels, technological advances or decreases in the price of crude oil may decrease the demand for biofuels and commodities used in the production of biofuel, which may in turn decrease the value of the notes. In addition, further development and commercial exploitation of alternative energy sources, including solar, wind or geothermal energy, or other biofuel sources could lessen the demand for biofuel products and result in lower prices. Absent amendment of the Index to lessen or eliminate the concentration of existing biofuel commodity contracts in the Index or to broaden the Index to account for such developments, the level of the Index and the value of the Securities could decline.

Data Sourcing, Calculation and Concentration Risks Associated with the Index May Adversely Affect the Market Price of the Securities

Because the Securities are linked to the Index, which is composed of a basket of exchange-traded futures contracts on certain agricultural commodities, it will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility. Additionally, the annual composition of the Index will be reviewed by the Index Sponsor and, to the extent the Index Sponsor determines in its reasonable discretion that an adjustment is necessary or appropriate to preserve the ability of the Index to achieve its current objectives, will be adjusted in reliance upon historic price, liquidity and production data that are subject to potential errors in data sources or other errors that may affect the weighting of the Index Components. The Index composition and weights are typically determined once a year and applied once at the start of each year in January. The Index Sponsor and the Index Publisher have indicated that they expect to modify the Index only in rare occasions in order to maintain stability and comparability. The methodology for determining the composition, weighting or level of the Index and for calculating its level is subject to modification by the Index Sponsor and the Index Publisher, respectively, at any time; provided, however, that the Index Sponsor and the Index Publisher expect to make such modifications only in rare occasions, and only to the extent that the Index Publisher and the Index Sponsor reasonably determine that such modifications are necessary or appropriate to preserve the ability of the Index to achieve its current objectives.

The U.S. Federal Income Tax Treatment of the Securities is Uncertain.

No statutory, administrative or judicial authority directly addresses the characterization of the Securities for U.S. federal income tax purposes, and no ruling is being requested from the Internal Revenue Service with respect to the Securities. As a result, no assurance can be given that the Internal Revenue Service or a court will agree with the tax consequences described under “United States Federal Income Tax Considerations.” It is also possible that future U.S. legislation, regulations or other Internal Revenue Service guidance would require you to accrue income on the Securities on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the Securities in another manner that significantly differs from the agreed-to treatment described under “United States Federal Income Tax Considerations”, and that any such guidance could have retroactive effect. Even if the tax treatment of the Securities is changed for any reason only on a prospective basis, that could affect our ability to issue additional Securities, which could affect liquidity for the Securities. See “—The Liquidity of the Market for the Securities May Vary Materially Over Time”.

COMMODITY FUTURES MARKETS

Futures contracts on commodities and commodity indices are traded on regulated organized futures exchanges, known as “contract markets” in the United States. Commodities and other derivatives on commodities and commodity indices are also traded in the over-the-counter market and on various types of physical and electronic trading facilities and markets. At present, all of the contracts included in the Index are exchange-traded futures contracts. An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract on an index of commodities provides for the payment and receipt of cash based on the level of the index at settlement or liquidation of the contract. A futures contract provides for a specified settlement month in which the cash settlement is made or in which the commodity or financial instrument is to be delivered by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin”. This amount varies based on the requirements imposed by the exchange clearing houses, but may be lower than 5% of the value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent daily payments as the price of the futures contract fluctuates. These payments are called “variation margin” and are made as the existing positions in the futures contract become more or less valuable, a process known as “marking to the market”.

At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm, referred to as a “futures commission merchant”, which is a member of the clearing house. The clearing house guarantees the performance of each clearing member that is a party to a futures contract by, in effect, taking the opposite side of the transaction. Clearing houses do not guarantee the performance by clearing members of their obligations to their customers.

Unlike equity securities, futures contracts, by their terms, have stated expirations and, at a specified point in time prior to expiration, trading in a futures contract for the current delivery month will cease. As a result, a market participant wishing to maintain its exposure to a futures contract on a particular commodity with the nearest expiration must close out its position in the expiring contract and establish a new position in the contract for the next delivery month, a process referred to as “rolling”. For example, a market participant with a long position in November crude oil futures that wishes to maintain a position in the nearest delivery month will, as the November contract nears expiration, sell November futures, which serves to close out the existing long position, and buy December futures. This will “roll” the November position into a December position, and, when the November contract expires, the market participant will still have a long position in the nearest delivery month.

Futures exchanges and clearing houses in the United States are subject to regulation by the Commodity Futures Trading Commission, an independent federal agency. Exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations, trading halts, suspensions and requiring liquidation of contracts in certain circumstances. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. The structure and nature of trading on non-U.S. exchanges, however, may differ from this description.

THE INDEX

All disclosures contained in this pricing supplement regarding the Index, including without limitation, its make-up, method of calculation and changes in its components, is derived from information made available by the Index Sponsor and the Index Publisher. This information reflects the policies of the Index Sponsor and Index Publisher and is subject to change by the Index Sponsor and Index Publisher at their reasonable discretion. The Index Sponsor and Index Publisher have no obligation to continue to publish, and may reasonably determine that it is necessary or appropriate to discontinue publication of, the Index. Neither we, MLPF&S nor Nuveen Investments, nor any of our or their affiliates, have independently verified the accuracy or completeness of that information.

The Index Sponsor and the Index Publisher reserve discretion to make certain modifications with respect to the composition and management of the Index (including additions, deletions and weightings). The Index Sponsor and the Index Publisher intend to exercise such discretion, however, only upon the occurrence of extraordinary market events or unforeseen or exceptional circumstances, and only then as necessary to preserve the ability of the Index to achieve its current objectives. For example, if the Index Sponsor determines that an Eligible Contract that otherwise would be included in the MLCX has ceased to be traded in public markets such that the Contract can no longer serve as a reliable indicator of price, then the Index Sponsor may decide to exclude that contract from the Index and replace it with a Contract that is a reliable indicator. The Index Sponsor and the Index Publisher do not intend to exercise their discretion for the purpose of enhancing the performance of the Index.

The nature of the Index and the intended scope of the discretion of the Index Sponsor and the Index Publisher with respect thereto are such that an independent competent third party possessing the MLCX Handbook and possessing financial expertise (with no direct dealings with the Index Sponsor and the Index Publisher or their affiliates) should be able to compute the value of the Index independently based upon available public market data in all but extraordinary market circumstances.

Overview

The Index was launched by the Index Sponsor in conjunction with the Index Publisher on October 1, 2007. The Index will be calculated on each business day and published on the following business day on Bloomberg under the ticker symbol MLCXBXTR. The Index applies the roll mechanic rules of the MLCX Index— Total Return (the “MLCX”) to futures contracts on physical commodities (each an “Index Commodity”). Only those futures contracts on physical commodities that are either biofuels themselves or feedstock commonly used in the production of biofuels will be considered for eligibility in the Index. Biofuels are transportation fuels derived from non-fossilized biological sources. While the Index applies the roll feature of the MLCX, only two of the Index Components are components of the MLCX. Weightings of the Index Components are reset and the Index is reweighted to its percentage target weights on the first business day of the year. A commodity futures contract is an agreement that provides for the purchase and sale of a specified type and quantity of a commodity during a stated delivery month for a fixed price. In the case of the Index, as the exchange traded futures contracts that comprise the Index (the “Index Components”) approach the month before expiration, they are replaced by contracts that have later expiration. This process is referred to as “rolling”. The Index rolls over a 15 day period each month. The Index is a total return index that factors in both price movements as well as roll yields.

The Index Sponsor constructed the Index based primarily on the liquidity and representation of the Index Components and the caloric potential of each commodity in terms of energy potential under today’s technology. The Index composition and weights are typically determined once a year and applied once at the start of each year in January. See the section entitled “Contract Selection—Weighting”. The methodology for determining the composition, weighting or level of the Index and for calculating its level is subject to modification by the Index Sponsor and Index Publisher, respectively, at any time; provided, however, that the Index Sponsor and the Index Publisher only will make such modifications to the extent that they determine, in their reasonable discretion, that such modifications are necessary or appropriate to preserve the ability of the Index to achieve its current objectives. The Index Sponsor and the Index Publisher have indicated that they expect to modify the Index only in rare occasions in order to maintain stability and comparability.

Exchange Selection

The Index Sponsor initially selected four exchanges, on the basis of liquidity, geographical location and commodity type (the “Selected Exchanges”). To be considered for selection, an exchange must be located in a country that is a member of the Organization for Economic Co-Operation and Development. The four exchanges currently are: (1) the Chicago Board of Trade (the “CBOT”); (2) the New York Board of Trade (the “NYBOT”); (3) EURONEXT-Paris (“Euronext”) and (4) the Winnipeg Commodity Exchange Inc. (the “WCE”).

Contract Selection

Eligibility

In addition to the requirement that the futures contract be on biofuels or feedstock commonly used in the production of biofuels, to be an “Eligible Contract”, a commodity futures contract must not only be traded on a Selected Exchange, it must also satisfy the requirements for inclusion. In order to be an Eligible Contract, a contract must generally satisfy all of the following requirements:

•	it must be based on a physical commodity (or the price of a physical commodity) and provide for cash settlement or physical delivery at a specified time, or during a specified period, in the future;

•	detailed trading volume data regarding the contract must be available for at least two years prior to the initial inclusion of the contract in the Index;

•	the contract must have a Total Trading Volume, or TTV (as defined below), of at least 500,000 contracts for each twelve-month period beginning on July 1 and ending on June 30 being evaluated; and

•	Reference Prices must be publicly available on a daily basis either directly from the Selected Exchange or, if available through an external data vendor, on any day on which the relevant exchange is open for business. “Reference Prices” are the official settlement or similar prices posted by the relevant Selected Exchange (or its clearing house) with respect to a contract and against which positions in such contract are margined or settled.

A contract that does not otherwise satisfy all of the foregoing requirements may nevertheless be determined by the Index Sponsor to be an Eligible Contract and included in the Index if the inclusion of the contract is, in the reasonable judgment of the Index Sponsor, necessary or appropriate to maintain the integrity of the Index and/or to realize the objectives of the Index. Every year the Index Sponsor will compile a list of all commodity futures contracts traded on the Selected Exchanges and a list of the Eligible Contracts that satisfy the foregoing criteria. This list will be used to determine the commodities futures contracts which will be included in the Index.

Liquidity

The Index Sponsor distinguishes the Eligible Contracts by their liquidity. Liquidity is measured by a contract’s Total Trading Volume and the value of that trading volume. The “Total Trading Volume” (“TTV”) with respect to each contract traded on a Selected Exchange is equal to the sum of the daily trading volumes in all expiration months of the contract on each day during the most recent twelve-month period beginning on July 1 and ending on June 30. The “Contract Size” (“CS”) is the number of standard physical units of the underlying commodity represented by one contract. For example, the Contract Size of a soybean oil futures contract is 6,000 barrels. The “Average Reference Price” (“ARP”), which is used to determine the value of the Total Trading Volume, is the average of the Reference Prices of the Front-Month Contract for an Index Component on each Index Trading Day during the twelve month period beginning on July 1 and ending on June 30 of each year. A “Front-Month Contract” on any given day is the futures contract expiring on the first available contract expiration month after the date on which the determination is made. An “Index Trading Day” means any day on which the relevant Selected Exchange is open for trading. “Liquidity” (“LIQ”) is therefore equal to the Total Trading Volume, multiplied by the Contract Size with respect to each contract, multiplied by the Average Reference Price for each contract:

LIQ = TTV × CS × ARP

Once the Liquidity is determined, the Eligible Contracts are listed in order of their Liquidity, from highest to lowest. “Redundant Contracts” are less liquid Eligible Contracts representing a similar commodity and are excluded. For instance, the list of Index Components includes an Eligible Contract on Soybeans but excludes Mini-Soybeans as a Redundant Contract.

The selection of Eligible Contracts and determination of the Index Components occurs once a year and the results for the following calendar year are announced in the fourth quarter of the current year, taking effect on the first business day of the following calendar year.

Below is a current list of the seven futures contracts comprising the Index, together with their initial Weighting (as defined below) for 2008:

Contracts	Average Daily Trading Volume ([August 06 –July 07])	Average Reference Price in U.S. Dollars	Contract Size	Liquidity in U.S. Dollars	Target Percentage Weights
Barley	360	150.73	20 Metric Tons	1,092,505	3.23%
Canola	5,060	314.06	20 Metric Tons	31,784,855	1.25%
Corn	82,551	3.44	5,000 Bushels	1,420,695,595	21.13%
Rapeseed	534	356.06	50 Metric Tons	9,513,049	5.52%
Soybeans	42,041	7.00	5,000 Bushel	1,470,703,331	31.73%
Soybean Oil	15,912	0.30	60,000 US Gallons	287,142,915	12.63%
Sugar #11	39,718	0.11	112,000 Pounds	477,685,557	24.51%

Weighting

The Index Sponsor determines the weight of each Index Component to present a representation of the value of each commodity in terms of its energy potential under today’s technology. The Index Sponsor first estimates the total production value of each commodity market using world production data for the last market year and average prices of the front-month contract for the twelve months ended June 30 of the year preceding the calendar year for which weightings of the Index Components are being determined (for certain commodities, such as barley and corn, the Index Sponsor restricted itself to food, seed and industrial consumption instead of production because much of the world production is used as animal feed). The estimated total dollar value of world production is then converted into total calorific content, using the IEA estimates of energy efficiency for each feedstock included in the Index. The determination of the weighting of the Index Components occurs once a year and the results for the following calendar year are announced in the fourth quarter of the current year, taking effect on the first business day of the following calendar year. The target percentage weights are chosen such that non-U.S. exchange traded contracts (Canola, Barley and Rapeseed) in total account for at most 10%.

Rolling

Each Index Component is rolled into the next available contract month in advance of the month in which expiration of the contract occurs. The rolling process takes place over a fifteen day period during each month prior to the relevant expiration month for each contract. The rolling process is spread out to limit the effect it might have on the market through the purchase and sale of contracts by investors who might attempt to replicate the performance of the Index. The rolling of contracts is effected on the same days for all Index Components, regardless of exchange holiday schedules, emergency closures or other events that could prevent trading in such contracts. If an Index Component is rolled on a day on which the relevant contract is not available for trading, the roll will be effected on the basis of the most recent available settlement price.

Exchange Rates

For Canola, Barley and Rapeseed, the price used for the purpose of Index calculation will be converted into U.S. dollars at exchange rates obtained by the Index Sponsor, which are currently obtained on Bloomberg as official close values under the tickers listed below:

Contracts	Relevant Bloomberg Ticker
Canola (WCE)	USDCAD Curncy
Barley (WCE)	USDCAD Curncy
Rapeseed (EURONEXT)	USDEUR Curncy

Index Oversight

The Merrill Lynch Commodity Index Advisory Committee (the “Advisory Committee”), comprised of individuals internal and external to the Index Sponsor and Index Publisher, is expected to assist the Index Sponsor and Index Publisher in connection with the application of the Index principles, advise the Index Sponsor and Index Publisher on the administration and operation of the Index, and make recommendations to the Index Sponsor and Index Publisher as to any modifications to the Index methodology that may be necessary or appropriate.

The Advisory Committee is scheduled to meet once a year and may meet more often at the request of the Index Sponsor and Index Publisher. The Advisory Committee will advise the Index Sponsor and Index Publisher with respect to the inclusion/exclusion of any of the exchanges and contracts in the Index, any changes to the composition of the Index or in the weights of the Index Components, and any changes to the calculation procedures applicable to the Index. The Advisory Committee will act solely in an advisory and consulting capacity. All decisions relating to the composition, weighting or level of the Index are made by the Index Sponsor and Index Publisher. The Index Sponsor and Index Publisher expect to modify the Index only in rare occasions in order to maintain stability and comparability. The Index Sponsor and the Index Publisher only will make such modifications to the extent that they determine, in their reasonable discretion, that such modifications are necessary or appropriate to preserve the ability of the Index to achieve its current objectives.

License Agreement

Merrill Lynch, Pierce, Fenner and Smith Limited, the Index Publisher, has consented to the use of the Index, in exchange for a fee, in connection with issuance of the Securities.

MERRILL LYNCH, PIERCE, FENNER AND SMITH LIMITED, AS INDEX PUBLISHER, AND MERRILL LYNCH COMMODITIES, INC., AS INDEX SPONSOR, MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO DEPOSITORS OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF PURCHASING SECURITIES, PARTICULARLY, OR THE ABILITY OF THE INDEX TO TRACK GENERAL COMMODITY MARKET PERFORMANCE. THE INDEX IS DETERMINED, COMPOSED AND CALCULATED BY THE INDEX PUBLISHER AND THE INDEX SPONSOR WITHOUT REGARD TO THE SECURITIES. THE INDEX PUBLISHER AND THE INDEX SPONSOR HAVE NO OBLIGATION TO TAKE THE NEEDS OF THE HOLDERS OF THE SECURITIES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE INDEX. THE INDEX PUBLISHER AND THE INDEX SPONSOR ARE NOT RESPONSIBLE FOR AND HAVE NOT PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT OR QUANTITIES OF THE SECURITIES TO BE ISSUED. THE INDEX PUBLISHER AND THE INDEX SPONSOR HAVE NO OBLIGATION OR LIABILITY IN CONNECTION WITH THE ADMINISTRATION AND MARKETING OF THE SECURITIES.

MERRILL LYNCH, PIERCE, FENNER AND SMITH LIMITED, AS INDEX PUBLISHER, AND MERRILL LYNCH COMMODITIES, INC., AS INDEX SPONSOR, IN THEIR CAPACITY AS INDEX PUBLISHER AND INDEX SPONSOR, RESPECTIVELY, WITH RESPECT TO THE INDEX, DO NOT GUARANTEE THE QUALITY, ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN. MERRILL LYNCH, PIERCE, FENNER AND SMITH LIMITED AND MERRILL LYNCH COMMODITIES, INC., AS INDEX PUBLISHER AND INDEX SPONSOR, RESPECTIVELY, MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY PURCHASERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN FOR ANY USE. MERRILL LYNCH, PIERCE, FENNER AND SMITH LIMITED AND MERRILL LYNCH

COMMODITIES, INC., AS INDEX PUBLISHER AND INDEX SPONSOR, RESPECTIVELY, MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT

SHALL MERRILL LYNCH, PIERCE, FENNER AND SMITH LIMITED AND MERRILL LYNCH COMMODITIES, INC., AS INDEX PUBLISHER AND INDEX SPONSOR, RESPECTIVELY, HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

The Index was launched in October 2007 and, accordingly, there is no actual historical data on the Index prior to October 2007. The following table and graph set forth the hypothetical historical levels of the Index for each monthly period from January 2003 through September 30, 2007 and actual month-end levels for each monthly period thereafter, using current weights of the Index Components. This data on the Index is not necessarily indicative of the future performance of the Index or what the value of the Securities may be. Any upward or downward trend in the level of the Index during any period set forth below is not an indication that the Index is more or less likely to increase or decrease at any time over the term of the Securities. On February 4, 2008, the closing level of the Index was 299.92.

	2003	2004	2005	2006	2007
January	127.78	160.66	147.95	183.12	200.94
February	129.66	175.77	167.62	182.28	207.47
March	127.50	186.87	166.78	182.68	199.78
April	131.17	190.76	163.21	187.50	192.87
May	132.87	177.41	173.47	183.09	203.65
June	126.36	172.17	172.60	184.93	207.65
July	123.55	158.77	179.95	180.32	211.87
August	132.54	167.75	165.20	167.32	211.34
September	141.14	155.12	164.24	165.25	232.22
October	153.13	152.41	161.64	185.80	236.00
November	150.19	152.49	160.09	203.61	243.94
December	152.18	154.60	174.60	201.54	268.89

We have also provided below a comparison of the performance of the Index and the S&P GSCITM Biofuels Total Return Index (the “S&P Biofuels Index”) for the period starting January 31, 2002 and ending December 31, 2007. We believe that this comparison is useful to inform you how the Index has performed as compared to other market measures. Each of the Index and the S&P Biofuels Index has been rebased to 100 as of January 31, 2002. The historical levels of the Index and the S&P Biofuels Index do not give an indication of future performance of the Index or that the relationship between the past performance of the Index relative to the S&P Biofuels Index will continue in the future. There can be no assurance that the future performance of the Index will result in holders of the Securities receiving a positive return on their investment.

VALUATION OF THE SECURITIES

The market value of the Securities will be affected by several factors, many of which are beyond our control. We expect that generally the level of the Index on any day will affect the market value of the Securities more than any other factor. Other factors that may influence the market value of the Securities include, but are not limited to, supply and demand for the Securities, the volatility of the Index, the market price of the Index Components, the U.S. Treasury Bill rate of interest, the volatility of commodities prices, economic, financial, political, regulatory or judicial events that affect the level of the Index or the market price of Index Components, the general interest rate environment, as well as the perceived creditworthiness of SEK. See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the Securities prior to maturity.

Indicative Value

An intraday “indicative value” meant to approximate the intrinsic economic value of the Securities will be published under the Bloomberg symbol FUEIV. The actual trading price of the Securities may vary significantly from their indicative value. Additionally, MLPF&S expects to calculate and publish the closing indicative value of your Securities on each trading day. In connection with your Securities, we use the term “indicative value” to refer to the value at a given time determined based on the following equation:

Indicative Value = Principal Amount per Security X (Current Index Level / Initial Index Level) X Current Fee Factor

where:

Principal Amount per Security = $10;

Current Index Level = The most recent published closing level of the Index;

Initial Index Level = The closing level of the Index on the inception date; and

Current Fee Factor = The most recent daily calculation of the fee factor with respect to your Securities, determined as described above (which, during any trading day, will be the fee factor determined on the preceding calendar day).

The indicative value calculation will be provided for reference purposes only. It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale or termination of your Securities, nor will it reflect hedging or transaction costs, credit considerations, market liquidity or bid-offer spreads. The actual trading price of the Securities may vary significantly from their indicative value.

As discussed in “Specific Terms of the Securities – Payment Upon Repurchase”, you may, subject to certain restrictions, choose to offer your Securities for repurchase by SEK on any repurchase date during the term of the Securities. If you elect to offer your Securities to SEK for repurchase, you must offer at least $5,000,000 principal amount of Securities (500,000 Securities) at one time for repurchase by SEK on any repurchase date during the term of the Securities beginning May 19, 2008. If you offer your Securities for repurchase on a particular repurchase date, you will receive a cash payment on such date in an amount equal to the weekly repurchase value, which is the principal amount of your Securities times the index factor on the relevant valuation date times the fee factor on the relevant valuation date. The weekly repurchase value is intended to induce arbitrageurs to counteract any trading of the Securities at a premium or discount to their indicative value, though there can be no assurance that arbitrageurs will employ the repurchase feature in this manner.

SPECIFIC TERMS OF THE SECURITIES

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Securities should read the sections entitled “Description of the Notes—Form of the Notes” in the accompanying prospectus supplement.

The accompanying prospectus and prospectus supplement contain a detailed summary of additional provisions of the notes and of the indenture, dated as of August 15, 1991, as supplemented by the Supplemental Indenture dated as of June 2, 2004, and further amended by a Second Supplemental Indenture dated as of January 30, 2006 between SEK and The Bank of New York Trust Company, N.A. (as successor to The First National Bank of Chicago), as trustee (referred to as the trustee), under which the notes will be issued (the indenture). This is the same indenture under which we issued notes relating to Registration Statement No. 333-131369. You should read all the provisions of the accompanying prospectus and prospectus supplement, including information incorporated by reference, and the indenture.

Please note that the information about the price to the public and the proceeds to SEK on the front cover of this pricing supplement relates only to the initial sale of the Securities. If you have purchased the Securities after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

Coupon

We will not pay you interest during the term of the Securities.

Denomination

We will offer the Securities in denominations of $10 stated principal amount.

Payment at Maturity

If you hold your Securities to maturity, you will receive a cash payment at maturity that is linked to the percentage change in the level of the Index from the inception date to the value calculated on the final valuation date. Your cash payment at maturity will be equal to the principal amount of your Securities times the index factor calculated on the final valuation date times the fee factor on the final valuation date.

The index factor calculated on the final valuation date will equal the average of the closing levels of the Index for the five trading days immediately prior to and including the final valuation date (the “calculation period”) divided by the initial index level. The initial index level is the closing level of the Index on the inception date. If a market disruption event with respect to an Index Component occurs and is occurring during the calculation period, then the level of the Index will be calculated by reference to the values of the Index Components unaffected by the market disruption event on the scheduled trading days during the calculation period and by reference to the values of the affected Index Components on the trading days during the calculation period when there is no market disruption event occurring. If a market disruption event occurs or is occurring on any scheduled trading day during the calculation period, the value of the affected Index Component on such trading day will be the value of the affected Index Component on the next trading day on which no market disruption event occurs or is occurring with respect to such Index Component. If a market disruption event occurs or is occurring on the final valuation date, the calculation agent will postpone the final valuation date until the next trading day when there is no market disruption event occurring with respect to such Index Component, but in no event will the final valuation date be postponed by more than five scheduled trading days. If a market disruption event with respect to an Index Component continues for five scheduled trading days after the scheduled final valuation date, then the level of the Index will be calculated by reference to the value of such affected Index Component for the applicable scheduled trading days on which a market disruption event was occurring, determined (or, if not determinable, estimated) by the calculation agent in a manner that is commercially reasonable under the circumstances on the final valuation day, as postponed. If the final valuation date is postponed due to a market disruption event as described above, the maturity date will also be postponed by an equal number of business days up to five business days.

The fee factor is equal to one minus the product of (i) the annual investor fee and (ii) the number of days elapsed from the inception date to and including the final valuation date divided by 365. The annual investor fee is equal to 0.75%.

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day. In the event that payment at maturity is deferred beyond the stated maturity date as provided herein, no interest or other amount will accrue or be payable with respect to that deferred payment.

Payment Upon Repurchase

Prior to maturity, you may, subject to certain restrictions, choose to offer your Securities for repurchase by SEK on any repurchase date during the term of the Securities beginning May 19, 2008. Any Securities offered for repurchase prior to May 19, 2008 will not be repurchased before that date. If you choose to offer your securities to repurchase, you must offer at least $5,000,000 principal amount of Securities (500,000 Securities) to SEK for repurchase on any repurchase date. If you offer at least $5,000,000 principal amount of Securities (500,000 Securities) to SEK for repurchase and fulfill the repurchase procedures described below for a repurchase date, SEK will be obligated to repurchase your Securities, and on the repurchase date, you will receive a cash payment on such date in an amount equal to the weekly repurchase value, which is the principal amount of your Securities times the index factor on the relevant valuation date times the fee factor on the relevant valuation date.

The index factor on the relevant valuation date is the closing level of the Index on that day divided by the initial index level. The initial index level is the closing level of the Index on the inception date.

The fee factor is equal to one minus the product of (i) the annual investor fee and (ii) the number of days elapsed from the inception date to and including the applicable valuation date divided by 365. The annual investor fee is equal to 0.75%.

A valuation date is each Tuesday from May 13, 2008 to February 7, 2023 (which is referred to as the final valuation date) inclusive or, if such date is not a trading day, the next succeeding trading day, unless the calculation agent reasonably determines that a market disruption event occurs or is continuing on that day in respect to an Index Component. The weekly scheduled valuation date may be postponed due to a market disruption event with respect to an Index Component up to four scheduled trading days. If a market disruption event with respect to an Index Component occurs, the level of the Index with respect to such repurchase date will be calculated by reference to the values of the unaffected Index Components on the scheduled weekly valuation date and by reference to the values of the affected Index Components on the first trading day after the scheduled valuation date on which no market disruption event occurs or is continuing, up to four scheduled trading days after the scheduled valuation date. If a market disruption event with respect to an Index Component is continuing after four scheduled trading days, the level of the Index for such weekly repurchase date will be calculated by reference to the value of the affected Index Component determined (or, if not determinable, estimated) by the calculation agent in a manner that is commercially reasonable under the circumstances on the fourth scheduled trading day after the scheduled valuation date, which shall be such weekly valuation date, as postponed. If the valuation date is postponed due to a market disruption event with respect to an Index Component, the repurchase date will also be postponed by an equal number of business days.

A repurchase date is the fourth business day following a valuation date. The first weekly repurchase date will be May 19, 2008. Unless the scheduled repurchase date is postponed due to a market disruption event as described above, the final day on which SEK will repurchase your Securities will be January 30, 2023.

In the event that payment upon repurchase by SEK is deferred beyond the original repurchase date as provided herein, no interest or other amount will accrue or be payable with respect to that deferred payment.

The Securities are not redeemable at the option of SEK. However, the indenture under which the Securities are issued permits us to elect to redeem the Securities upon the occurrence of a change in Swedish tax law requiring us to withhold amounts payable on the Securities in respect of Swedish taxes and, as a result, to pay additional amounts. See “Description of Debt Securities —Optional Redemption Due to Change in Swedish Tax Treatment” in the accompanying prospectus.

Repurchase Procedures

You may, subject to the minimum repurchase amount described above, elect to offer your Securities to SEK for repurchase on any repurchase date during the term of the Securities beginning May 19, 2008. If you wish to offer your Securities to SEK for repurchase, you and your broker must follow the following procedures:

•

your broker must deliver an irrevocable Offer for Repurchase, a form of which is attached as Annex A to this pricing supplement, to MLPF&S by 5:00 p.m., New York City time, on the fifth scheduled business day before the applicable valuation date prior to the applicable repurchase date. You must offer $5,000,000 principal amount or more of your Securities (500,000 Securities) for repurchase by SEK on any repurchase date. MLPF&S must acknowledge receipt from your broker in order for your offer to be effective;

•	your broker must book a delivery vs. payment trade with respect to your Securities on the applicable valuation date at a price equal to the applicable weekly repurchase value, facing MLPF&S; and

•

your broker must cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time on the applicable repurchase date (the fourth business day following the valuation date).

Different brokers and DTC participants may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm or other DTC participant through which you own your interest in the Securities in respect of such deadlines. If MLPF&S does not receive your offer for repurchase from your broker or DTC participant by 5:00 p.m., on the fifth scheduled business day prior to the applicable valuation date, your offer will not be effective and we will not accept your offer to us to repurchase your Securities on the applicable repurchase date. Any repurchase instructions which we receive in accordance with the procedures described above will be irrevocable although the valuation and repurchase dates for your Securities will not occur before May 13, 2008 and May 19, 2008, respectively.

Market Disruption Event

As set forth under “– Payment at Maturity” and “– Payment Upon Repurchase” above, the calculation agent will determine the level of the Index on each valuation date, including the final valuation date. As described above, a valuation date may be postponed and thus the determination of the level of the Index may be postponed if the calculation agent reasonably determines that, on a valuation date, a market disruption event has occurred or is continuing in respect of an Index Component.

Any of the following will be a market disruption event:

•

a material limitation, suspension or disruption in the trading of any Index Component which results in a failure by the trading facility on which the relevant contract is traded to report a daily contract reference price (the price of the relevant contract that is used as a reference or benchmark by market participants);

•

the daily contract reference price for any Index Component is a “limit price”, which means that the daily contract reference price for such contract has increased or decreased from the previous day’s daily contract reference price by the maximum amount permitted under the applicable rules or procedures of the relevant trading facility;

•	failure of the applicable trading facility or other price source to announce or publish the daily contract reference price for one or more Index Components; or

•

any other event, if the calculation agent reasonably determines, after consultation with SEK and the hedge counterparties and agreement among such parties, that the event materially interferes with our hedge counterparties’ ability to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in this pricing supplement.

The following events will not be market disruption events:

•

a limitation on the hours or numbers of days of trading on a trading facility on which any Index Component is traded, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

•	a decision by a trading facility to permanently discontinue trading in any Index Component.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of each Security at maturity. We describe the default amount below under “– Default Amount”.

For the purpose of determining whether the holders of our medium-term notes, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each Security outstanding as the principal amount of that Security. Although the terms of the Securities may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the Securities. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the indenture.

Default Amount

If a holder of a Security accelerates the maturity of the Security upon an event of default under the Indenture referenced in the accompanying prospectus, the amount payable upon acceleration will be the weekly repurchase value determined by the calculation agent on the next valuation date.

Further Issuances

We may, from time to time, without your consent, create and issue additional securities having the same terms and conditions as the Securities offered by this pricing supplement. If there is substantial demand for the Securities, we may issue additional Securities frequently. We may consolidate the additional securities to form a single class with the outstanding Securities. Requests for additional distributions may be made to MLPF&S but acceptance of such requests will be at SEK’s discretion and SEK will be under no obligation to accept such requests.

Discontinuance or Modification of the Index

If the Index Publisher or the Index Sponsor reasonably determines that it is necessary to discontinue publication of the Index and the Index Publisher or the Index Sponsor or any other person or entity publishes an index that the calculation agent, after consultation with SEK, reasonably determines is comparable to the Index and approves as a successor index, then the calculation agent will determine the level of the Index on the applicable valuation date and the amount payable at maturity or upon repurchase by SEK by reference to such successor index for the period following the discontinuation of the Index.

If the calculation agent reasonably determines that the publication of the Index is discontinued and that there is no successor index, the calculation agent, after consultation with SEK, will determine the amount payable by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent reasonably determines that the Index, the Index Components or the method of calculating the Index has been changed at any time in any significant respect – including any addition, deletion or substitution and any reweighting of Index Components, and whether the change is made by Index Publisher or the Index Sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the Index Components, or is due to any other reason – then the calculation agent, after consultation with SEK, will be permitted (but not required) to make such adjustments to the Index or method of calculating the Index as it reasonably believes are appropriate to ensure that the level of the Index used to determine the amount payable on the maturity date or upon repurchase by SEK replicates as fully as possible the economic character of the Index.

All determinations and adjustments to be made by the calculation agent with respect to the level of the Index and the amount payable at maturity or upon repurchase by SEK or otherwise relating to the level of the Index may be made in the calculation agent’s reasonable discretion. The calculation agent shall make all determinations and adjustments such that, to the greatest extent possible, the fundamental economic terms of the Index are equivalent to those immediately prior to the event requiring or permitting such determinations or adjustments. See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Role of Calculation Agent

MLPF&S will serve as the calculation agent. The calculation agent will, in its reasonable discretion, make all determinations regarding the value of the Securities, including at maturity or upon repurchase by SEK, market disruption events, business days, trading days, the fee factor, the index factor, the default amount, the initial index level, the final index level, the closing level of the Index on any valuation date, the maturity date, repurchase dates, the amount payable in respect of your Securities at maturity or upon repurchase by SEK and any other calculations or determinations to be made by the calculation agent as specified herein. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

CLEARANCE AND SETTLEMENT

Depository Trust Company (“DTC”) participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the attached prospectus under “Use of Proceeds.”

In expectation of the sale of the Securities, we expect to enter into hedges with a counterparty that is an affiliate of MLPF&S to hedge our obligations under the Securities. Such counterparty may execute transactions that may involve purchases of instruments linked to the Index prior to or on the inception date. In addition, from time to time after we issue the Securities, such counterparty may enter into additional hedging transactions or unwind those hedging transactions they previously entered into. In this regard, such counterparty may:

•

acquire or dispose of long or short positions in listed or over-the-counter options, futures or other instruments linked to some or all of the Index Components (including the underlying physical commodities) or the Index;

•	acquire or dispose of long or short positions in listed or over-the-counter options, futures or other instruments linked to the level of other similar market indices, contracts or commodities; or

•	any combination of the above two.

Such counterparty may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

Such counterparty may close out our or their hedge positions on or before the final valuation date. That step may involve sales or purchases of listed or over-the-counter options or futures on Index Components (including the underlying physical commodities) or listed or over-the-counter options, futures, or other instruments linked to the level of the Index Components or the Index, as well as other indices designed to track the performance of the Index or other components of the commodities market.

The hedging activity discussed above may adversely affect the level of the Index Components or the Index and, as a consequence, the market value of the Securities and the amount payable at maturity or upon repurchase by SEK. See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the principal U.S. federal income tax consequences of the purchase, ownership and disposition of the Securities by a U.S. holder who purchases Securities in the initial offering at their original offering price and holds the Securities as capital assets. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations and proposed Treasury regulations issued under the Code, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which may change, possibly with retroactive effect.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to U.S. holders in light of their particular circumstances, such as holders to whom special tax treatment applies, including (1) banks, regulated investment companies, real estate investment trusts, insurance companies, dealers in securities or currencies or tax-exempt organizations, (2) persons holding Securities as part of a straddle, hedge, conversion transaction or other integrated investment, (3) persons whose functional currency is not the U.S. dollar, or (4) traders in securities that elect to use a mark to market method of accounting for their securities holdings. In addition, this discussion does not address alternative minimum taxes or state, local or foreign taxes.

“U.S. holder” means a beneficial owner of the Securities that is, for United States federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a U.S. domestic corporation or (iii) any other entity or person generally subject to U.S. federal income tax on a net income basis.

No statutory, administrative or judicial authority directly addresses the treatment of holders of Securities for U.S. federal income tax purposes. As a result, no assurance can be given that the IRS or a court will agree with the tax consequences described in this discussion. A differing treatment from that assumed below could adversely affect the amount, timing and character of income, gain or loss in respect of an investment in the Securities. Prospective investors are urged to consult their own tax advisors with respect to the U.S. federal income tax consequences of the purchase, ownership and disposition of the Securities in light of their own particular circumstances, as well as the effect of any state, local or foreign tax laws.

Consequences to U.S. holders

We intend to take the position that the Securities will be treated for U.S. federal income tax purposes as a prepaid forward contract to purchase the Index and, by purchasing a Security, you will be deemed to have agreed to that treatment. The remainder of this discussion assumes that the Securities will be so treated. We also will take the position that at the time of issuance of your Security you deposit irrevocably with us a fixed amount of cash equal to the purchase price of your Security to assure the fulfillment of your purchase obligation, which deposit will be non-interest bearing and will be unconditionally and irrevocably applied at the maturity date to satisfy that obligation at the maturity date. Although you will be obligated to treat the purchase price as a deposit for U.S. federal income tax purposes, the cash proceeds that we will receive from the offering will not be segregated by us during the term of your Security, but instead will be commingled with our other assets.

Sale, exchange or other taxable disposition of Securities. A U.S. holder’s initial tax basis in the

Securities will be the price at which the U.S. holder purchased the Securities. Upon the sale, exchange or other disposition of Securities in a taxable disposition, the holder generally will recognize gain or loss equal to the difference between the proceeds received (including amounts received at maturity) and the holder’s adjusted tax basis in the Security. Under the tax treatment agreed to above, the gain or loss generally will be capital gain or loss. The gain or loss generally will be long-term capital gain or loss if the U.S. holder held the Security more than one year immediately before the disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Possible alternative treatments.    It is possible that the IRS could seek to characterize the Securities in a manner that results in tax consequences different from those described above. Under alternative characterizations of the Securities, it is possible, for example, that the Securities could be treated as contingent payment debt instruments, or as including a debt instrument and a forward contract or two or more options. Due to the lack of authority addressing the appropriate tax treatment of the Securities, the IRS also could take the position that certain changes in the components of the Index, including a change in the weight of the components of the Index after a rebalancing, are sufficiently fundamental or material to give rise to a deemed exchange of the prepaid forward contract for a new prepaid forward contract, in which case you may be required to recognize gain or, possibly, loss in respect of such a deemed exchange. Under these alternative characterizations, the timing and character of income from the Securities could differ substantially.

Regulatory, Legislative and Other Developments Related to Taxation of Prepaid Forward Contracts. On December 7, 2007, the IRS and U.S. Treasury Department issued a notice requesting public comments on a comprehensive set of tax policy issues raised by prepaid forward contracts, including several different approaches under which U.S. holders of prepaid forwards could be required to recognize ordinary income on a current basis, or could be treated as owning directly the assets subject to the prepaid forward. Although it is currently uncertain what future guidance will result from the notice, the notice leaves open the possibility that such guidance could have retroactive application. In addition, on December 19, 2007, legislation was introduced for consideration in the United States Congress that, if enacted into law, would require current accrual of interest income on prepaid derivative contracts with a term of more than one year (which would include financial instruments similar to the Securities) acquired after the date of the legislation’s enactment. The legislation also would implement special income accrual rules for publicly traded prepaid derivative contracts. The schedule for consideration of this legislation and the outcome of the legislative process currently is uncertain.

The IRS and U.S. Treasury Department previously issued proposed regulations that would require current accrual of income with respect to contingent nonperiodic payments made under certain notional principal contracts. The preamble to the proposed regulations states that the “wait and see” method of tax accounting does not properly reflect the economic accrual of income on such contracts, and requires current accrual of income with respect to some contracts already in existence at the time the proposed regulations were released. While the proposed regulations do not apply to derivative financial instruments other than notional principal contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS published future guidance requiring current accrual of income with respect to contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the Securities.

Holders are urged to consult their tax advisors regarding the potential effects of the foregoing developments on the tax treatment of the Securities. SEK intends to continue to treat the Securities for U.S. federal income tax purposes in accordance with the treatment described herein unless and until such time as the IRS and U.S. Treasury Department determine that some other treatment is appropriate.

Backup withholding tax and information reporting. Unless a U.S. holder is an exempt recipient, such as a corporation, payments on the Securities and the proceeds received from the sale of Securities will be subject to information reporting and may also be subject to U.S. federal backup withholding tax if the U.S. holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability if the holder provides the required information to the IRS.

Consequences to non-U.S. holders

Gain or loss on disposition.    A non-U.S. holder will not be subject to U.S. federal income tax on gain realized on the sale, exchange, maturity or repurchase by SEK of a Security unless (1) the gain is effectively connected with the conduct by the holder of a trade or business in the United States or (2) in the case of gain realized by an individual holder, the holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met.

Information reporting and backup withholding. In general, backup withholding and information reporting will not apply to payments made by us or our paying agents, in their capacities as our paying agents, to a non-U.S. holder as long as the income associated with the payments is otherwise exempt from U.S. federal income tax and the holder has provided the required certification that it is a non-U.S. holder, unless either we or our paying agent has actual knowledge that the holder is a U.S. person.

SUPPLEMENTAL PLAN OF DISTRIBUTION

MLPF&S and Nuveen Investments, acting as our agents, intend to sell the Securities, on the inception date directly to investors and to dealers acting as principals at 100% of their stated principal amount. After the inception date, additional Securities will be offered and sold from time to time through MLPF&S, acting as our agent, to investors and to dealers acting as principals for resale to investors. We will receive proceeds equal to 100% of the offering price of Securities sold after the inception date. We will deliver Securities against payment therefor on a date that is greater than three business days following the date of sale of any Securities. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Securities that are to be issued more than three business days prior to the related issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

MLPF&S and each dealer in the initial and any subsequent distribution are expected to charge normal commissions for the purchase of securities.

Broker-dealers may make a market in the Securities, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this pricing supplement and the accompanying prospectus supplement and prospectus) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell a Security covered by this prospectus that they acquire from other holders after the original offering and sale of the Securities, or they may sell a Security covered by this prospectus in short sale transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the Securities in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act. Among other activities, broker-dealers and other persons may make short sales of the Securities and may cover such short positions by borrowing Securities or by purchasing Securities from us or our affiliates subject to our obligation to repurchase such Securities at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. If these activities are commenced, they may be discontinued at any time. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the Securities Act. This prospectus will be deemed to cover any short sales of Securities by market participants who cover their short positions with Securities borrowed or acquired from us or our affiliates in the manner described above.

SEK has retained MLPF&S and Nuveen Investments, each a FINRA member, to provide certain services relating to the distribution of the Securities. The Index Publisher, an affiliate of MLPF&S, has also consented to the use of the Index, in exchange for a fee, in connection with the issuance of the Securities. MLPF&S and its affiliates and Nuveen Investments will be paid a fee for their services, from the investor fee, equal to 0.45% per annum. The amount of the fees that represent underwriting compensation will not exceed a total of 8% of the proceeds to us from the Securities.

From time to time, MLPF&S and its affiliates have, and in the future may, engage in transactions with and perform services for us for which they have been, and may be, paid customary fees.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

A fiduciary of a pension, profit-sharing or other employee benefit plan (a “plan”) subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Internal Revenue Code (also “plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“parties in interest”) with respect to the plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain employee benefit plans and arrangements including those that are governmental plans (as defined in section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) (“non-ERISA arrangements”) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws (“similar laws”).

The acquisition of the Securities by a plan with respect to which we or certain of our affiliates is or becomes a party in interest may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless those Securities are acquired pursuant to and in accordance with an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Securities. These exemptions are:

•	PTCE 84-14, an exemption for certain transactions determined or effected by independent qualified professional asset managers;

•	PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;

•	PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;

•	PTCE 95-60, an exemption for transactions involving certain insurance company general accounts;

•	PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers; and

•

the exemption under new Section 408(b)(17) of ERISA and new Section 4975(d)(20) of the Internal Revenue Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Any purchaser or holder of Securities or any interest therein will be deemed to have represented by its purchase and holding of the Securities that it either (1) is not a plan and is not purchasing those Securities on behalf of or with “plan assets” of any plan or (2) with respect to the purchase or holding is eligible for the exemptive relief available under any of the PTCEs listed above or another applicable exemption. In addition, any purchaser or holder of Securities or any interest therein which is a non-ERISA arrangement will be deemed to have represented by its purchase or holding of the Securities that its purchase and holding will not violate the provisions of any similar law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing Securities on behalf of or with “plan assets” of any plan or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under similar laws, as applicable. If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in Securities, you should consult your legal counsel.

LEGAL MATTERS

Cleary Gottlieb Steen & Hamilton LLP has acted as special tax counsel to SEK and Sidley Austin LLP has acted as special counsel to the agents.

ANNEX A

FORM OF OFFER FOR REPURCHASE

[PART A: TO BE COMPLETED BY THE BENEFICIAL OWNER]

Dated:

Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Calculation Agent (“MLPF&S”)

Fax: (212)-738-1747

Re: ELEMENTSSM Linked to the MLCX Biofuels Index (Exchange Series)— Total Return due 2023 issued by AB Svensk Exportkredit (Swedish Export Credit Corporation) (the “ELEMENTS”)

The undersigned beneficial owner hereby irrevocably offers to AB Svensk Exportkredit (Swedish Export Credit Corporation) (“SEK”) the right to repurchase the ELEMENTS in the amounts and on the date set forth below.

Name of beneficial holder:

Principal amount of ELEMENTS offered for repurchase (You must offer at least 500,000 ELEMENTS ($5,000,000 principal amount) for repurchase at one time for your offer to be valid.):

Applicable valuation date:                 , 20

Applicable repurchase date:                 , 20

Contact Name:

Telephone #:

My ELEMENTS are held in the following DTC Participant’s Account (the following information is available from the broker through which you hold your ELEMENTS):

Name:

DTC Account Number (and any relevant sub-account):

Contact Name:

Telephone Number:

Acknowledgement: In addition to any other requirements specified in the Pricing Supplement being satisfied, I acknowledge that the ELEMENTS specified above will not be repurchased unless (i) this offer, as completed and signed by the DTC Participant through which my ELEMENTS are held (the “DTC Participant”), is delivered to MLPF&S by the close of business five business days prior to the applicable valuation date, (ii) the DTC Participant has booked a “delivery vs. payment” (“DVP”) trade on the applicable valuation date facing MLPF&S, and (iii) the DTC Participant instructs DTC to deliver the DVP trade to MLPF&S as booked for settlement via DTC at or prior to 10:00 a.m. on the applicable repurchase date.

The undersigned acknowledges that the repurchase obligation is solely an obligation of SEK and MLPF&S is acting only to facilitate the repurchase by SEK and that repurchase is conditioned upon receipt by MLPF&S of funds from SEK.

[Beneficial Holder]

PART B OF THIS NOTICE IS TO BE COMPLETED BY THE DTC PARTICIPANT IN WHOSE ACCOUNT THE ELEMENTS ARE HELD AND DELIVERED TO MLPF&S BY THE CLOSE OF BUSINESS FIVE BUSINESS DAYS PRIOR TO THE APPLICABLE VALUATION DATE

A-1

[PART B: TO BE COMPLETED BY BROKER]

BROKER’S CONFIRMATION OF REPURCHASE

Dated:

Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Calculation Agent

Re: ELEMENTSSM Linked to the MLCX Biofuels Index (Exchange Series)— Total Return due 2023 issued by AB Svensk Exportkredit (Swedish Export Credit Corporation) (the “ELEMENTS”)

Dear Sirs:

The undersigned holder of ELEMENTSSM Linked to the MLCX Biofuels Index (Exchange Series)— Total Return due 2023 issued by AB Svensk Exportkredit (Swedish Export Credit Corporation) CUSIP No. 870297199 (the “ELEMENTS”) hereby irrevocably offers to AB Svensk Exportkredit (Swedish Export Credit Corporation) the right to repurchase, on the Repurchase Date of                     , with respect to the number of the ELEMENTS indicated below as described in the pricing supplement relating to the ELEMENTS (the “Pricing Supplement”). Terms not defined herein have the meanings given to such terms in the Pricing Supplement.

The undersigned certifies to you that it will (i) book a delivery vs. payment trade on the valuation date with respect to the number of ELEMENTS specified below at a price per ELEMENT equal to the repurchase value, facing Merrill Lynch, Pierce, Fenner & Smith Incorporated, DTC #161 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time on the repurchase date.

Very truly yours,

[NAME OF DTC PARTICIPANT HOLDER]

Contact Name:

Title:

Telephone:

Fax:

E-mail:

Principal amount of ELEMENTS offered for repurchase (You must offer at least 500,000 ELEMENTS ($5,000,000 principal amount) for repurchase at one time for your offer to be valid.):

DTC # (and any relevant sub-account):

A-2

ANNEX B

REQUEST FOR THE CREATION OF NEW ISSUANCES

Broker’s Name:

Telephone #:

Aggregate Value of the ELEMENTS:

DTC participant for settlement on behalf of the beneficial owner of the ELEMENTS:

Contact Merrill Lynch, Pierce, Fenner & Smith Incorporated for settlement details.

Name:

Telephone:

B-1

$250,000,000

ELEMENTSSM

Linked to the

MLCX Biofuels Index (Exchange Series)—Total Return

due February 13, 2023

PRICING SUPPLEMENT

February    , 2008

Nuveen Investments		Merrill Lynch & Co.
as Agents for

ELEMENTSSM and are service marks of Merrill Lynch, Pierce, Fenner & Smith Incorporated